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                                                                   EXHIBIT 12.2

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Millions)


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
                                                   Six Months Ended
                                                       June 30,                            Year Ended December 31,
                                                 ---------------------         -----------------------------------------------------
                                                      1994      1993              1993      1992      1991       1990        1989
                                                     -----     -----             ------    ------    ------     ------      ------
Earnings from continuing operations . . . . . .      $ 104     $ 229             $ 343     $ 196      $  73      $ 401       $ 358
Provision for income taxes  . . . . . . . . . .         97       181               268       153        139         84         218

Minority interest . . . . . . . . . . . . . . .         --        --                --         5          6         21          13
                                                     -----     -----             -----     -----      -----      -----      ------
  Earnings subtotal (a) . . . . . . . . . . . .        201       410               611       354        218        506         589

Fixed charges included in earnings:
  Interest expense  . . . . . . . . . . . . . .        141       157               304       379        395        419         421
  Interest portion of rentals (b) . . . . . . .         28        31                55        61         67         60          55
                                                     -----     -----             -----     -----      -----      -----      ------
    Subtotal  . . . . . . . . . . . . . . . . .        169       188               359       440        462        479         476

Earnings available before fixed charges              $ 370     $ 598             $ 970     $ 794      $ 680      $ 985      $1,065
                                                     -----     -----             -----     -----      -----      -----      ------
                                                     -----     -----             -----     -----      -----      -----      ------


Fixed charges:
  Fixed charges included in earnings  . . . . .      $ 169     $ 188             $ 359     $ 440      $ 462      $ 479       $ 476
  Capitalized interest  . . . . . . . . . . . .         18        17                30        34         40         10          23
                                                     -----     -----             -----     -----      -----      -----       -----
    Total fixed charges . . . . . . . . . . . .      $ 187     $ 205             $ 389     $ 474      $ 502      $ 489       $ 499
                                                     -----     -----             -----     -----      -----      -----       -----
                                                     -----     -----             -----     -----      -----      -----       -----
Ratio of earnings to fixed charges (a)  . . . .        2.0       2.9               2.5       1.7        1.4        2.0         2.1

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(a)   Includes pretax asset write-downs of:          $  30     $  --              $ 19      $ 50       $106       $127        $ 62
      The ratio of earnings, excluding asset write-
      downs, to fixed charges would be:                2.1       2.9               2.5       1.8        1.6        2.3         2.3

(b)   Calculated as one-third of operating
      rental expense.

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